Exhibit 6.3

ENERGY HUNTER RESOURCES, INC.
2016 OMNIBUS INCENTIVE PLAN

i

ARTICLE III ELIGIBILITY AND PARTICIPATION		5

3.1	Eligibility	5
3.2	Participation	5

ARTICLE IV GENERAL PROVISIONS RELATING TO AWARDS		5

4.1	Authority to Grant Awards	5
4.2	Dedicated Shares	5
4.3	Maximum Awards	5
4.4	Adjustments For Awards And Payouts	6
4.5	Non-Transferability	6
4.6	Requirements of Law	7
4.7	Changes in the Company’s Capital Structure; Change in Control	7
4.8	Election Under Section 83(b) of the Code	7
4.9	Forfeiture for Cause	7
4.10	Forfeiture Events	8
4.11	Award Agreements	8
4.12	Amendments of Award Agreements	8
4.13	Rights as Shareholder	8
4.14	Issuance of Shares	8
4.15	Restrictions on Shares Received	8
4.16	Compliance With Section 409A	8

ARTICLE V OPTIONS		8

5.1	Authority to Grant Options	8
5.2	Type of Options Available	8
5.3	Option Agreement	9
5.4	Option Price	9
5.5	Duration of Option	9
5.6	Amount Exercisable	9
5.7	Exercise of Option	9
5.8	Notification of Disqualifying Disposition	9
5.9	No Rights as Shareholder	9
5.10	$100,000 Limitation on ISOs	9

ARTICLE VI SHARE APPRECIATION RIGHTS		10

6.1	Authority to Grant SAR Awards	10
6.2	General Terms	10
6.3	SAR Agreement	10
6.4	Term of SAR	10
6.5	Exercise of SAR	10
6.6	Payment of SAR Amount	10
6.7	Termination of Employment	10
ii

ARTICLE VII RESTRICTED SHARE AWARDS		10

7.1	Restricted Share Awards	10
7.2	Restricted Share Award Agreement	10
7.3	Holder’s Rights as Shareholder	11
7.4	Minimum Vesting Period	11

ARTICLE VIII RESTRICTED SHARE UNIT AWARDS		11

8.1	Authority to Grant RSU Awards	11
8.2	RSU Award	11
8.3	RSU Award Agreement	11
8.4	Dividend Equivalents	11
8.5	Form of Payment Under RSU Award	11
8.6	Time of Payment Under RSU Award	11
8.7	No Rights as Shareholder	11
8.8	Minimum Vesting Period	12

ARTICLE IX PERFORMANCE SHARE AWARDS AND PERFORMANCE UNIT AWARDS		12

9.1	Authority to Grant Performance Share Awards and Performance Unit Awards	12
9.2	Section 162(m)	12
9.3	Award Agreement	13
9.4	Form of Payment Under Performance Unit Award	13
9.5	Time of Payment Under Performance Unit Award	13
9.6	Holder’s Rights as Shareholder With Respect to Performance Awards	13
9.7	Minimum Performance Period	13

ARTICLE X OTHER SHARE-BASED AWARDS		13

10.1	Authority to Grant Other Share-Based Awards	13
10.2	Value of Other Share-Based Award	13
10.3	Payment of Other Share-Based Award	14
10.4	Termination of Employment	14
10.5	Minimum Vesting Period	14

ARTICLE XI CASH-BASED AWARDS		14

11.1	Authority to Grant Cash-Based Awards	14
11.2	Value of Cash-Based Award	14
11.3	Payment of Cash-Based Award	14
11.4	Termination of Employment	14

ARTICLE XII SUBSTITUTION AWARDS		14

ARTICLE XIII ADMINISTRATION		15

13.1	Awards	15
13.2	Authority of the Committee	15
13.3	Decisions Binding	15
13.4	No Liability	15
iii

ARTICLE XIV AMENDMENT OR TERMINATION OF PLAN		15

14.1	Amendment, Modification, Suspension, and Termination	15
14.2	Awards Previously Granted	15

ARTICLE XV MISCELLANEOUS		16

15.1	Unfunded Plan/No Establishment of a Trust Fund	16
15.2	No Employment Obligation	16
15.3	Tax Withholding	16
15.4	Gender and Number	16
15.5	Severability	16
15.6	Headings	16
15.7	Other Compensation Plans	16
15.8	Other Awards	17
15.9	Successors	17
15.10	Law Limitations/Governmental Approvals	17
15.11	Delivery of Title	17
15.12	Inability to Obtain Authority	17
15.13	Fractional Shares	17
15.14	Investment Representations	17
15.15	Persons Residing Outside of the United States	17
15.16	Arbitration of Disputes	17
15.17	Governing Law	17

iv

ARTICLE I
Establishment, Purpose and Duration

1.1      Establishment. The Company hereby establishes an incentive compensation plan, to be known as the “Energy Hunter Resources, Inc. 2016 Omnibus Incentive Plan,” as set forth in this document. The Plan permits the grant of Options, SARs, Restricted Shares, RSUs, Performance Share Awards, Performance Unit Awards, Cash-Based Awards and Other Share-Based Awards. The Plan is adopted this ___ day of _____, 2016 (the “Adoption Date”) and shall become effective on the date the Plan is approved by the shareholders of the Company (the “Effective Date”).

1.2      Purpose of the Plan. The Plan is intended to advance the best interests of the Company, its Affiliates and its shareholders by providing those persons who have substantial responsibility for the management and growth of the Company and its Affiliates with additional performance incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in their Employment or affiliation with the Company or its Affiliates.

1.3      Duration of Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article XIV hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after the day prior to the tenth anniversary of the Adoption Date.

ARTICLE II
Definitions

The words and phrases defined in this Article shall have the meaning set out below throughout the Plan, unless the context in which any such word or phrase appears reasonably requires a broader, narrower or different meaning.

2.1      “Affiliate” means any Entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Entity, shall mean the possession, directly or indirectly, of the power (a) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors (or other governing body) of the controlled Entity, or (ii) to direct or cause the direction of the management and policies of the controlled Entity, whether through the ownership of voting securities, by contract or otherwise.

2.2      “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Shares, RSUs, Performance Share Awards, Performance Unit Awards, Other Share-Based Awards and Cash-Based Awards, in each case subject to the terms and provisions of the Plan and any applicable Award Agreement, the consideration for which may be services rendered to the Company and/or its Affiliates.

2.3      “Award Agreement” means an agreement that sets forth the terms and conditions applicable to an Award granted under the Plan.

2.4      “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

2.5      “Board” means the board of directors of the Company.

2.6      “Cash-Based Award” means an Award granted pursuant to Article XI.

2.7      “Change in Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(a)      the “Beneficial Ownership” of securities as defined in Rule 13d-3 under the Exchange Act representing more than fifty percent (50%) of the combined voting power of the Company is acquired by any “person” as defined in Section 3(a)(9) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company); or

1

(b)      the consummation of a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation other than for the sole purpose of changing the company’s domicile or a recapitalization or reorganization and that results in more than 50% change in stock ownership.

Notwithstanding the foregoing, with respect to any Award subject to Code Section 409A, a “Change in Control” of the Company is deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(c)      Change in Ownership: A change in ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, excluding the acquisition of additional stock by a person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.

(d)      Change in Effective Control: A change in effective control of the Company occurs only on either of the following dates:

(1)      The date any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending in the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 50% or more of the total voting power of the stock of the Company; or

(2)      The date a majority of the members of the Board is replaced during any (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors before the date of the appointment or election; provided that this paragraph (b) shall apply only to the company for which no other corporation is a majority shareholder.

(e)      Change in Ownership of Substantial Assets: A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

It is the intent that this definition be construed to satisfy the definition of “Change in Control” as defined under Internal Revenue Code Section 409A and the applicable Treasury Regulations, as amended from time to time.

2.8      “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

2.9      “Committee” means the full Board or a committee of at least two persons, who are members of the Board and are appointed by the Board or the Compensation Committee of the Board, or, to the extent it chooses to operate as the Committee, the Compensation Committee of the Board. Each member of the Committee in respect of his or her participation in any decision with respect to an Award intended to satisfy the requirements of section 162(m) of the Code shall satisfy the requirements of “outside director” status within the meaning of section 162(m) of the Code; provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. As to Awards, grants or other transactions that are authorized by the Committee and that are intended to be exempt under Rule 16b-3 under the Exchange Act, the requirements of Rule 16b-3(d)(1) under the Exchange Act with respect to committee action shall also be intended to be satisfied. For all purposes under the Plan, the Chief Executive Officer of the Company shall be deemed to be the “Committee” with respect to Awards granted by him pursuant to and to the extent authorized under Section 4.1.

2.10      “Company” means Energy Hunter Resources, Inc., a Delaware corporation, or any successor or continuing Entity (by acquisition, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company or the sale, transfer or other disposition of all or substantially all of the Company’s Assets), including its successor issuer for purposes of Rule 414 under the Securities Act of 1933, as amended.

2.11      “Company’s Assets” shall mean the assets (of any kind) owned by the Company, including, without limitation, the securities of the Company’s Subsidiaries and any of the assets owned by the Company’s Subsidiaries.

2

2.12      “Director” means a director of the Company who is not an Employee.

2.13      “Covered Employee” means a Holder who, as of the date of vesting and/or payout of an Award, as applicable, is one of the group of “covered employees,” as defined in Code Section 162(m) and the regulations promulgated under Code Section 162(m), or any successor statute.

2.14      “Disability” means (a) as it relates to the exercise of an ISO after termination of Employment, a disability within the meaning of Section 22(e)(3) of the Code, and (b) for all other purposes, as determined by the Committee in its discretion exercised in good faith, a physical or mental condition of the Holder that would entitle him to payment of disability income payments under the Company’s long-term disability insurance policy or plan for Employees as then in effect; or in the event that the Holder is not covered, for whatever reason, under the Company’s long-term disability insurance policy or plan for Employees or in the event the Company does not maintain such a long-term disability insurance policy, “Disability” means a permanent and total disability as defined in section 22(e)(3) of the Code. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Holder shall submit to an examination by such physician upon request by the Committee.

2.15      “Dividend Equivalent” means a payment equivalent in amount to dividends paid to the Company’s shareholders.

2.16      “Employee” means a person employed by the Company or any Affiliate.

2.17      “Employment” shall be deemed to refer to (i) a Holder’s employment if the Holder is an employee of the Company or any of its Affiliates, (ii) a Holder’s services as a consultant, if the Holder is consultant to the Company or any of its Affiliates and (iii) a Holder’s services as a Director, if the Holder is a Director.

2.18      “Entity” means any company, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity or organization.

2.19      “Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

2.20      “Fair Market Value” of the Shares as of any particular date means (1) if the Shares are traded on a stock exchange, the closing sale price of the Shares on that date as reported on the principal securities exchange on which the Shares are traded, or (2) if the Shares are traded in the over-the-counter market, the average between the high bid and low asked price on that date as reported in such over-the-counter market; provided that (a) if the Shares are not so traded, (b) if no closing price or bid and asked prices for the Shares were so reported on that date or (c) if, in the discretion of the Committee, another means of determining the fair market value of a Share at such date shall be necessary or advisable, the Committee may provide for another means for determining such fair market value.

2.21      “Fiscal Year” means the Company’s fiscal year.

2.22      “Holder” means a person who has been granted an Award or any person who is entitled to receive Shares or cash under an Award.

2.23      “ISO” means an Option that is intended to be an “incentive stock option” that satisfies the requirements of section 422 of the Code.

2.24      “Minimum Statutory Tax Withholding Obligation” means, with respect to an Award, the amount the Company or an Affiliate is required to withhold for federal, state, cantonal, local or similar taxes based upon the applicable minimum statutory withholding rates required by the relevant tax authorities.

2.25      “NSO” means an Option that is intended to be a “nonqualified stock option” that does not satisfy the requirements of section 422 of the Code.

2.26      “Option” means an option to purchase Shares granted pursuant to Article V.

2.27      “Option Price” shall have the meaning ascribed to that term in Section 5.4.

2.28      “Other Share-Based Award” means an equity-based or equity-related Award not otherwise described by the terms and provisions of the Plan that is granted pursuant to Article X.

3

2.29      “Parent Corporation” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the action or transaction, each of the corporations other than the Company owns stock or shares possessing fifty (50%) percent or more of the total combined voting power of all classes of stock or shares in one of the other corporations in the chain.

2.30      “Performance Goals” means the performance goal or goals described in Section 9.2 applicable to an Award.

2.31      “Performance Share Award” means an Award designated as a performance share award granted to a Holder pursuant to Article IX.

2.32      “Performance Unit Award” means an Award designated as a performance unit award granted to a Holder pursuant to Article IX.

2.33      “Period of Restriction” means the period during which Restricted Shares are subject to a substantial risk of forfeiture (or absolute right of the Company to repurchase), whether based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion.

2.34      “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering by the Company of such securities, or (iv) an Entity owned, directly or indirectly, by the shareholders of the Company in the same proportions as their ownership of registered shares of the Company.

2.35      “Plan” means the Energy Hunter Resources, Inc. 2016 Omnibus Incentive Plan, as set forth in this document as it may be amended from time to time.

2.36      “Restricted Shares” means restricted Shares issued or granted under the Plan pursuant to Article VII.

2.37      “Restricted Share Award” means an authorization by the Committee to issue or transfer Restricted Shares to a Holder.

2.38      “RSU” means a restricted share unit credited to a Holder’s ledger account maintained by the Company pursuant to Article VIII.

2.39      “RSU Award” means an Award granted pursuant to Article VIII.

2.40      “SAR” means a share appreciation right granted under the Plan pursuant to Article VI.

2.41      “Section 409A” means section 409A of the Code and Department of Treasury rules and regulations issued thereunder.

2.42      “Share” or “Shares” means a registered share or shares of the Company, or, in the event that the Shares are later changed into or exchanged for a different class of shares or securities of the Company or another Entity, that other share or security. Shares may be represented by a certificate or by book or electronic entry.

2.43      “Subsidiary” or “Subsidiaries” or “Subsidiary Corporation” means any Entity or Entities (other than the Company) in an unbroken chain of Entities beginning with the Company if, at the time of the action or transaction, each of the Entities other than the last Entity in an unbroken chain owns stock or shares possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or shares in one of the other Entities in the chain; provided when the term “Subsidiary Corporation” is used, references to “corporation” or “corporations” shall be substituted for references to “Entity” and “Entities” each place such references appear in the preceding clause.

2.44      “Specified Employee” means, with respect to the Company or any of its Subsidiaries, and determined as of the date of an individual’s separation from service from the Company (1) any officer during the prior twelve (12) month period with annual compensation in excess of $170,000 (as adjusted from time to time under the Code), (2) a 5-percent owner of the Company’s outstanding equity stock during the prior twelve (12) month period or (3) a 1-percent owner of the Company’s outstanding equity stock during the prior (12) month period with annual compensation in excess of $150,000, provided that the Company or any of its Subsidiaries is publicly-traded within the meaning of Code Section 409A on the date of determination.

4

2.45      “Substantial Risk of Forfeiture” shall have the meaning ascribed to that term in section 409A of the Code and Department of Treasury guidance issued thereunder.

2.46      “Ten Percent Shareholder” means an individual who, at the time the Option is granted, owns more than ten percent of the total combined voting power of all classes of shares or series of shares of the Company or of any Parent Corporation or Subsidiary Corporation. An individual shall be considered as owning the shares owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half-blood), spouse, ancestors and lineal descendants; and shares owned, directly or indirectly, by or for an Entity or estate, shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries.

2.47      “Termination of Employment” means, in the case of an Award other than an ISO, the termination of the Award recipient’s Employment relationship with the Company and all Affiliates which, in the case of an Award subject to Section 409A, will be deemed to occur on the date of the Award recipient’s “separation from service” within the meaning of Section 409A. “Termination of Employment” means, in the case of an ISO, the termination of the Holder’s Employment relationship with all of the Company, any Parent Corporation, any Subsidiary Corporation and any corporation or parent or subsidiary corporation (within the meaning of section 422(a)(2) of the Code) of any such corporation that issues or assumes an ISO in a transaction to which section 424(a) of the Code applies.

ARTICLE III
Eligibility and Participation

3.1      Eligibility. Except as otherwise specified in this Section 3.1, the persons who are eligible to receive Awards under the Plan are Employees, Directors and other individual service providers of the Company (including consultants) or of any Affiliate. Awards other than Options, SARs, Performance Share Awards, or Performance Unit Awards may also be granted to a person who is expected to become an Employee within six months, to the extent permitted under applicable law or stock eligibility and regulations. In no event will an ISO be granted to any person other than an Employee.

3.2      Participation. Subject to the terms and provisions of the Plan, the Committee may, from time to time, select the persons to whom Awards shall be granted and shall determine the nature and amount of each Award. Notwithstanding the preceding sentence, with respect to any executive officer who at the time of any grant hereunder is a “named executive officer”, the Committee may only grant Options, SARs, Performance Share Awards, Performance Unit Awards and Cash-Based Awards.

ARTICLE IV
General Provisions Relating to Awards

4.1      Authority to Grant Awards. The Committee may grant Awards to those eligible persons as the Committee shall from time to time determine, under the terms and conditions of the Plan. Subject only to any applicable limitations set out in the Plan, the number of Shares or other value to be covered by any Award to be granted under the Plan shall be as determined by the Committee in its sole discretion. The Committee may from time to time authorize the Chief Executive Officer of the Company to grant Awards to eligible persons who are not officers or Directors of the Company subject to the provisions of Section 16 of the Exchange Act and as inducements to hire prospective Employees who will not be officers or directors of the Company subject to the provisions of Section 16 of the Exchange Act, including other applicable law.

4.2      Dedicated Shares. The aggregate number of Shares with respect to which Awards may be granted under the Plan (including any substitute Awards granted pursuant to Article XII) is Seven Hundred Fifty Thousand (750,000).

4.3      Maximum Awards. Unless and until the Committee determines that an Award to a Covered Employee is not designed to comply with the performance-based exception, the following rules shall apply to grants of Awards to Covered Employees under the Plan, subject to sections iv.b and iv.c.

(a)      Stock Options: The maximum aggregate number of Shares that may be subject to Stock Options granted in any one fiscal year to any Covered Employee shall be five hundred thousand (500,000).

(b)      SARs: The maximum aggregate number of Shares that may be granted in the form of SARs granted in any one fiscal year to any Covered Employee shall be five hundred thousand (500,000).

5

(c)      Restricted Shares: The maximum aggregate grant with respect to Awards of Restricted Stock which are granted in any one fiscal year to any Covered Employee shall be five hundred thousand (500,000) Shares.

(d)      Restricted Share Units: The maximum aggregate payment (determined as of the date of grant) with respect to Awards of RSUs granted in any one fiscal year to any Covered Employee shall be equal to the Fair Market Value of five hundred thousand (500,000) Shares; provided, however, that the maximum aggregate grant of Restricted Shares and RSUs for any one fiscal year shall be coordinated so that in no event shall any Covered Employee be awarded more than the Fair Market Value of five hundred thousand (500,000) Shares taking into account all such grants.

(e)      Performance Shares: The maximum aggregate payout (determined as of the event of the applicable performance period) with respect to Awards of Performance Shares which are granted in any one fiscal year to any Covered Employee shall be equal to the Fair Market Value of five hundred thousand (500,000) Shares.

(f)      Performance Units: The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to Awards of Performance Units which are granted in any one fiscal year to any Covered Employee shall be equal to one million five hundred thousand dollars ($1,500,000).

4.4      Adjustments For Awards And Payouts. Unless determined otherwise by the Committee, the following Awards and payouts will reduce, on a one-for-one basis, the number of Shares available for issuance under the Plan:

(a)      An Award of an Option;

(b)      An Award of a SAR;

(c)      An Award of Restricted Shares;

(d)      A payout of a Performance Share Award in Shares; and

(e)      A payout of a Performance Units Award in Shares.

Unless determined otherwise by the Committee, unless a Holder has received a benefit of ownership such as dividend or voting rights with respect to the Award, the following transactions will restore, on a one-for-one basis, the number of Shares available for issuance under the Plan:

(a)      A payout of a SAR in cash;

(b)      A cancellation, termination, expiration, forfeiture or lapse for any reason of any Award payable in Shares;

(c)      Shares tendered in payment of the exercise price of an Option;

(d)      Shares withheld for payment of federal, state or local taxes;

(e)      Shares repurchased by the Company with proceeds collected in connection with the exercise of outstanding Options; and

(f)      The net Shares issued in connection with the exercise of SARs (as opposed to the full number of Shares underlying the exercised portion of the SAR).

4.5      Non-Transferability. Except as specified in the applicable Award Agreements or in domestic relations court orders or as otherwise determined by the Committee, an Award shall not be transferable by the Holder other than by will or under the laws of descent and distribution, and shall be exercisable, during the Holder’s lifetime, only by him or her. Any attempted assignment of an Award in violation of this Section 4.5 shall be null and void. In the discretion of the Committee, any attempt to transfer an Award other than under the terms of the Plan and the applicable Award Agreement may terminate the Award. No ISO granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to an Employee under the Plan shall be exercisable during his or her lifetime only by the Employee, and after that time, by the Employee’s heirs or estate.

6

4.6      Requirements of Law. The Company shall not be required to sell or issue any Shares under any Award if issuing those Shares would constitute or result in a violation by the Holder or the Company of any provision of any law, statute or regulation of any governmental authority or applicable stock exchange. Specifically, in connection with any applicable statute or regulation relating to the registration of securities, upon exercise of any Option or pursuant to any other Award, the Company shall not be required to issue any Shares unless the Committee has received evidence satisfactory to it to the effect that the Holder will not transfer the Shares except in accordance with applicable law, including receipt of an opinion of counsel satisfactory to the Company to the effect that any proposed transfer complies with applicable law. The determination by the Committee on this matter shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any Shares covered by the Plan pursuant to applicable securities laws of any country or any political subdivision. In the event the Shares issuable upon exercise of an Option or pursuant to any other Award are not registered, the Company may imprint on the certificate evidencing the Shares any legend that counsel for the Company considers necessary or advisable to comply with applicable law, or, should the Shares be represented by book or electronic entry, rather than a certificate, the Company may take such steps to restrict transfer of the Shares as counsel for the Company considers necessary or advisable to comply with applicable law. The Company shall not be obligated to take any other affirmative action in order to cause or enable the exercise of an Option or any other Award, or the issuance of Shares pursuant thereto, to comply with any law or regulation of any governmental authority.

4.7      Changes in the Company’s Capital Structure; Change in Control.

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)      Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reverse split, recapitalization, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company, or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares (including stock dividends) other than regular cash dividends, or any transaction similar to the foregoing, the Committee shall make such substitution or adjustment, if any, as it deems to be equitable or appropriate in its sole discretion and without liability to any Person, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options or SARs may be granted during a Fiscal Year to any Holder, (iii) the maximum amount of Awards described under Article IX that may be granted or paid during a Fiscal Year, (iv) the Option Price or exercise price of any SAR and/or (v) any other affected terms of such Awards.

(b)      Change in Control. In the event of a Change in Control after the Effective Date, (i) if determined by the Committee in the applicable Award Agreement or otherwise (including in conjunction with such transaction), any outstanding Awards then held by Holders which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such Change in Control and (ii) the Committee may, but shall not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an Award, (B) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and SARs, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares as the number of Shares subject to such Options or SARs (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or SARs) over the aggregate exercise price of such Options or SARs, (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion (including by receipt of awards for shares or stock of any Entity resulting from or otherwise relating to the Change in Control), or (D) provide that for a period of at least 15 days prior to the Change in Control, such Options shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options shall terminate and be of no further force and effect.

4.8      Election Under Section 83(b) of the Code. Any Holder who makes an election under section 83(b) of the Code with respect to any Award shall be required to notify the Chief Financial Officer or General Counsel of the Company of such election within ten (10) days of such election.

4.9      Forfeiture for Cause. Notwithstanding any other provision of the Plan or an Award Agreement, if the Committee finds by a majority vote that a Holder, before or after his Termination of Employment, (a) committed fraud, embezzlement, theft, felony or an act of dishonesty in the course of his Employment by the Company or an Affiliate which conduct damaged the Company or an Affiliate or (b) disclosed trade secrets of the Company or an Affiliate, then as of the date the Committee makes its finding, any Awards awarded to the Holder that have not been exercised by the Holder (including all Awards that have not yet vested) will be forfeited to the Company (including by way of an absolute right of the Company to purchase or obligate the transfer of any issued Shares or rights to subscribe therefore for such consideration, if any, as the Committee may determine in its sole discretion). The findings and decision of the Committee with respect to such matter, including those regarding the acts of the Holder and the damage done to the Company, will be final for all purposes. No decision of the Committee, however, will affect the finality of the discharge of the individual by the Company or an Affiliate.

7

4.10      Forfeiture Events. The Committee may specify in an Award Agreement that the Holder’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, Termination of Employment for cause, termination of the Holder’s provision of services to the Company or its Affiliates, violation of material policies of the Company and its Affiliates, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Holder, or other conduct by the Holder that is detrimental to the business or reputation of the Company and its Affiliates.

4.11      Award Agreements. Each Award shall be embodied in a written agreement that shall be subject to the terms and conditions of the Plan. The Award Agreement shall be signed by an executive officer of the Company, other than the Holder, on behalf of the Company, and may be signed by the Holder to the extent required by the Committee. However, the date of grant of any Award for all purposes shall be the date such Award is approved by the Committee (or approved by the Chief Executive Officer for grants pursuant to the authorization permitted under Section 4.1) or such later date as is specified in the relevant approval, and not the date the Award Agreement is signed. The Award Agreement may specify the effect of a Change in Control on the Award. The Award Agreement may contain any other provisions that the Committee in its discretion shall deem advisable which are not inconsistent with the terms and provisions of the Plan.

4.12      Amendments of Award Agreements. The terms of any outstanding Award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate and that is consistent with the terms of the Plan. However, no such amendment shall adversely affect in a material manner any right of a Holder without his or her written consent. Except as specified in Section 4.7(a), the Committee may not directly or indirectly lower the exercise price of a previously granted Option or the grant price of a previously granted SAR.

4.13      Rights as Shareholder. A Holder shall not have any rights as a shareholder with respect to Shares covered by an Option, a SAR, an RSU, a Performance Share Unit, or an Other Share-Based Award until the date, if any, such Shares are issued by the Company; and, except as otherwise provided in Section 4.7, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such Shares.

4.14      Issuance of Shares. Shares, when issued, may be represented by a certificate or by book or electronic entry.

4.15      Restrictions on Shares Received. Subject to applicable law, the Committee may impose such conditions and/or restrictions on any Shares issued pursuant to an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Holder hold the Shares for a specified period of time.

4.16      Compliance With Section 409A. Awards shall be designed and operated in such a manner that they are intended to be either exempt from the application of, or comply with, the requirements of Section 409A. The exercisability of an Option shall not be extended to the extent that such extension would subject the Holder to additional taxes under Section 409A. Notwithstanding other provisions of the Plan or any Award Agreements thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would be expected to result in the imposition of an additional tax under Section 409A upon a Holder. In the event that it is reasonably determined by the Committee that, as a result of Section 409A, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award Agreement, as the case may be, without causing the Holder of such Award to be subject to taxation under Section 409A, the Company will make such payment on the first day that would not result in the Holder incurring any tax liability under Section 409A. The Company shall use commercially reasonable efforts to implement the provisions of this Section 4.16 in good faith; provided that neither the Company, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Holders with respect to this Section 4.16.

ARTICLE V
Options

5.1      Authority to Grant Options. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Options under the Plan to eligible persons in such number and upon such terms as the Committee shall determine.

5.2      Type of Options Available. Options granted under the Plan may be NSOs or ISOs.

8

5.3      Option Agreement. Each Option grant under the Plan shall be evidenced by an Award Agreement that shall specify (a) whether the Option is intended to be an ISO or an NSO, (b) the Option Price, (c) the duration of the Option, (d) the number of Shares to which the Option pertains, (e) the exercise restrictions applicable to the Option and (f) such other provisions as the Committee shall determine that are not inconsistent with the terms and provisions of the Plan. Notwithstanding the designation of an Option as an ISO in the applicable Option Agreement, to the extent the limitations of Section 5.10 of the Plan are exceeded with respect to the Option, the portion of the Option in excess of the limitation shall be treated as a NSO.

5.4      Option Price. Except as otherwise specified in Section 4.7(a), the price at which Shares may be purchased under an Option (the “Option Price”) shall not be less than one hundred percent (100%) of the Fair Market Value of the Shares on the date the Option is granted. However, in the case of a Ten Percent Shareholder, the Option Price for an ISO shall not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date the ISO is granted. Subject to the limitations set forth in the preceding sentences of this Section 5.4, the Committee shall determine the Option Price for each grant of an Option under the Plan.

5.5      Duration of Option. An Option shall not be exercisable after the earlier of (i) the general term of the Option specified in the applicable Award Agreement (which shall not exceed ten (10) years) or (ii) the period of time specified in the applicable Award Agreement that follows the Holder’s Termination of Employment or severance of affiliation relationship with the Company. Unless the applicable Award Agreement specifies a shorter term, in the case of an ISO granted to a Ten Percent Shareholder, the Option shall expire on the fifth anniversary of the date the Option is granted.

5.6      Amount Exercisable. Each Option may be exercised at the time, in the manner and subject to the conditions the Committee specifies in the Award Agreement in its sole discretion.

5.7      Exercise of Option.

(a)      General Method of Exercise. Subject to the terms and provisions of the Plan and the applicable Award Agreement, Options may be exercised in whole or in part from time to time by the delivery of written notice in the manner designated by the Committee stating (1) that the Holder wishes to exercise such Option on the date such notice is so delivered, (2) the number of Shares with respect to which the Option is to be exercised and (3) the address to which any certificate representing such Shares should be mailed. Except in the case of exercise by a third-party broker as provided below, in order for the notice to be effective the notice must be accompanied by payment of the Option Price by any combination of the following: (a) cash, certified check, bank draft or postal or express money order for an amount equal to the Option Price under the Option, (b) an election to make a cashless exercise through a registered broker-dealer (if approved in advance by the Committee or an executive officer of the Company) or (c) any other form of payment (including net-settlement in Shares) which is acceptable to the Committee.

(b)      Exercise Through Third-Party Broker. The Committee may permit a Holder to elect to pay the Option Price and any applicable tax withholding resulting from such exercise by authorizing a third-party broker to sell all or a portion of the Shares acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the Option Price and any applicable tax withholding resulting from such exercise.

5.8      Notification of Disqualifying Disposition. If any Optionee shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in section 421(b) of the Code (relating to certain disqualifying dispositions), such Optionee shall notify the Company of such disposition within ten (10) days thereof.

5.9      No Rights as Shareholder. An Optionee shall not have any rights as a shareholder with respect to Shares covered by an Option until the date such Shares are issued by the Company; and, except as otherwise provided in Section 4.7(a), no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such shares.

5.10      $100,000 Limitation on ISOs. To the extent that the aggregate Fair Market Value of Shares with respect to which ISOs first become exercisable by a Holder in any calendar year exceeds $100,000, taking into account both Shares subject to ISOs under the Plan and Shares subject to ISOs under all other plans of the Company, such Options shall be treated as NSOs. For this purpose, the “Fair Market Value” of the Shares subject to Options shall be determined as of the date the Options were awarded. In reducing the number of Options treated as ISOs to meet the $100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted Options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which Shares are to be treated as shares acquired pursuant to the exercise of an ISO.

9

ARTICLE VI
Share Appreciation Rights

6.1      Authority to Grant SAR Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant SARs under the Plan to eligible persons in such number and upon such terms as the Committee shall determine. Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Holder and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

6.2      General Terms. Subject to the terms and conditions of the Plan, a SAR granted under the Plan shall confer on the recipient a right to receive, upon exercise thereof, an amount equal to the excess of (a) the Fair Market Value of one Share on the date of exercise over (b) the grant price of the SAR, which shall not be less than one hundred percent (100%) of the Fair Market Value of one Share on the date of grant of the SAR.

6.3      SAR Agreement. Each Award of SARs granted under the Plan shall be evidenced by an Award Agreement that shall specify (a) the grant price of the SAR, (b) the term of the SAR, (c) the vesting and termination provisions of the SAR and (d) such other provisions as the Committee shall determine that are not inconsistent with the terms and provisions of the Plan. The Committee may impose such additional conditions or restrictions on the exercise of any SAR as it may deem appropriate.

6.4      Term of SAR. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided that no SAR shall be exercisable on or after the tenth anniversary date of its grant.

6.5      Exercise of SAR. A SAR may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

6.6      Payment of SAR Amount. Upon the exercise of a SAR, a Holder shall be entitled to receive payment from the Company in an amount determined by multiplying the excess of the Fair Market Value of a Share on the date of exercise over the grant price of the SAR by the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, in some combination thereof or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

6.7      Termination of Employment. Each Award Agreement shall set forth the extent to which the Holder of a SAR shall have the right to exercise the SAR following the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee, may be included in the Award Agreement entered into with the Holder, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

ARTICLE VII
Restricted Share Awards

7.1      Restricted Share Awards. The Committee may make Awards of Restricted Shares to eligible persons selected by it. The amount of, the vesting and the transferability restrictions applicable to any Restricted Share Award shall be determined by the Committee in its sole discretion. If the Committee imposes vesting or transferability restrictions on a Holder’s rights with respect to Restricted Shares, the Committee may issue such instructions to the Company’s share transfer agent in connection therewith as it deems appropriate. The Committee may also cause any certificate for Shares issued pursuant to a Restricted Share Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the Shares be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the Shares as counsel for the Company considers necessary or advisable to comply with applicable law.

7.2      Restricted Share Award Agreement. Each Restricted Share Award shall be evidenced by an Award Agreement that contains any vesting, transferability restrictions and other provisions as the Committee may specify.

10

7.3      Holder’s Rights as Shareholder. Subject to the terms and conditions of the Plan, each recipient of a Restricted Share Award shall have all the rights of a shareholder with respect to any issued Restricted Shares included in the Restricted Share Award during the Period of Restriction established for the Restricted Share Award. Unless otherwise provided in an Award Agreement, dividends paid with respect to Restricted Shares in cash or property other than Shares or rights to acquire Shares or bonus issues shall be paid to the recipient of the Restricted Share Award currently. Dividends paid in Shares or rights to acquire Shares shall be added to and become a part of the Restricted Shares. During the Period of Restriction, certificates representing the Restricted Shares shall be registered in the Holder’s name and bear a restrictive legend to the effect that ownership of such Restricted Shares, and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan and the applicable Award Agreement. Such certificates shall be deposited by the recipient with the Secretary of the Company or such other officer of the Company as may be designated by the Committee, together with all share transfer forms or other instruments of assignment, each endorsed in blank, which will permit transfer to or purchase by the Company of all or any portion of the Restricted Shares which shall be forfeited in accordance with the Plan and the applicable Award Agreement.

7.4      Minimum Vesting Period. Any Restricted Share Award granted under the Plan shall have a minimum vesting period (which may vest in ratable increments or other increments not greater than what would be available if made in ratable increments) of not less than three years, except that no minimum vesting period shall apply to any Restricted Share Award made in lieu of salary, cash bonuses or a Director’s annual compensation. The Committee shall not exercise discretion to accelerate vesting of a Restricted Share Award, except in the case of a Holder’s death, Disability, retirement, or as otherwise permitted under Section 4.7. The limitations described in this Section 7.4 shall not apply to a Restricted Share Award, or to the Committee’s exercise of discretion to accelerate vesting of a Restricted Share Award, provided (i) the Award is granted by the Committee (as constituted following the initial public offering (but excluding the Chief Executive Officer)), and (ii) (a) the Shares issuable pursuant to Awards that do not comply with the requirements described in the first sentence of this Section 7.4, or the minimum vesting requirements of Sections 8.8, 9.7 and 10.5, as applicable, and (b) the Shares issued or issuable pursuant to Restricted Share Awards, RSU Awards, Performance Share Awards, Performance Unit Awards, and Other Share-Based Awards with respect to which accelerated vesting at the Board’s discretion has actually occurred other than as a result of the Holder’s death, Disability, retirement or as otherwise permitted under Section 4.7, collectively, do not exceed five percent (5%) of the Shares authorized for grant under the Plan.

ARTICLE VIII
Restricted Share Unit Awards

8.1      Authority to Grant RSU Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant RSU Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. The amount of, the vesting and the transferability restrictions applicable to any RSU Award shall be determined by the Committee in its sole discretion. The Committee shall maintain a bookkeeping ledger account that reflects the number of RSUs credited under the Plan for the benefit of a Holder.

8.2      RSU Award. An RSU Award shall be similar in nature to a Restricted Share Award except that no Shares are actually issued or transferred to the Holder until a later date specified in the applicable Award Agreement. Each RSU shall have a value equal to the Fair Market Value of a Share.

8.3      RSU Award Agreement. Each RSU Award shall be evidenced by an Award Agreement that contains any Substantial Risk of Forfeiture, transferability restrictions, form and time of payment provisions and other provisions not inconsistent with the Plan as the Committee may specify.

8.4      Dividend Equivalents. An Award Agreement for an RSU Award may specify that the Holder shall be entitled to the payment of Dividend Equivalents under the Award.

8.5      Form of Payment Under RSU Award. Payment under an RSU Award shall be made in either cash or Shares, or any combination thereof, as specified in the applicable Award Agreement.

8.6      Time of Payment Under RSU Award. A Holder’s payment under an RSU Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (1) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the Fiscal Year in which the RSU Award payment is no longer subject to a Substantial Risk of Forfeiture or (2) at a time that is permissible under Section 409A.

8.7      No Rights as Shareholder. Each recipient of a RSU Award shall have no rights of a shareholder with respect to any Shares underlying such RSUs until such date as the underlying Shares are issued.

11

8.8      Minimum Vesting Period. Any RSU Award granted under the Plan shall have a minimum vesting period (which may vest in ratable increments or other increments not greater than what would be available if made in ratable increments) of not less than three years, except that no minimum vesting period shall apply to any Restricted Share Award made in lieu of salary, cash bonuses or a Director’s annual compensation. The Committee shall not exercise discretion to accelerate vesting of an RSU Award, except in the case of a Holder’s death, Disability, retirement, or as otherwise permitted under Section 4.7. The limitations described in this Section 8.8 shall not apply to an RSU Award, or to the Committee’s exercise of discretion to accelerate vesting of an RSU Award, provided (i) the Award is granted by the Committee (as constituted following the initial public offering (but excluding the Chief Executive Officer)), and (ii) (a) the Shares issuable pursuant to Awards that do not comply with the requirements described in the first sentence of this Section 8.8, or the minimum vesting requirements of Sections 7.4, 9.7 and 10.5, as applicable, and (b) the Shares issued or issuable pursuant to Restricted Share Awards, RSU Awards, Performance Share Awards, Performance Unit Awards, and Other Share-Based Awards with respect to which accelerated vesting at the Board’s discretion has actually occurred other than as a result of the Holder’s death, Disability, retirement or as otherwise permitted under Section 4.7, collectively, do not exceed five percent (5%) of the Shares authorized for grant under the Plan.

ARTICLE IX
Performance Share Awards and Performance Unit Awards

9.1      Authority to Grant Performance Share Awards and Performance Unit Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Performance Share Awards and Performance Unit Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. The amount of, the vesting and the transferability restrictions applicable to any Performance Share Award or Performance Unit Award shall be based upon the attainment of such Performance Goals as the Committee may determine. If the Committee imposes vesting or transferability restrictions on a Holder’s rights with respect to Performance Share or Performance Unit Awards, the Committee may issue such instructions to the Company’s share transfer agent in connection therewith as it deems appropriate. The Committee may also cause any certificate for Shares issued pursuant to a Performance Share or Performance Unit Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the Shares be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the Shares as counsel for the Company considers necessary or advisable to comply with applicable law.

9.2      Section 162(m). The Committee may, in its sole discretion, grant Performance Share Awards and Performance Unit Awards that are either intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code, or are not intended to so qualify. To the extent that a Performance Share Award or Performance Unit Award is intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code, such Award and the corresponding Performance Goals shall meet the requirements set forth in clause (a) through (d) below. To the extent that a Performance Share Award or Performance Unit Award is not intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code, such Award and the corresponding Performance Goals shall meet the requirements set forth in clauses (a) and (c) below, except that the Performance Goals may be based on other quantifiable business criteria and except as otherwise provided in an Award Agreement.

(a)      Performance Goals. A Performance Goal must be objective such that a third party having knowledge of the relevant facts could, at the end of the measurement period, determine whether the goal has been met in fact. Such a Performance Goal may be based on one or more business criteria that apply to the Holder and may include business criteria for one or more business units of the Company, the Company, or the Company and one or more of its Affiliates. The Performance Goal will be established by the Committee in its sole discretion based on measurements using one or more of the following business criteria: revenue, cost of sales, direct costs, gross margin, selling and general expense, operating income, EBITDA (earnings before interest, taxes, depreciation and amortization), depreciation, amortization, interest expense, EBT (earnings before taxes), net income, net income from continuing operations, earnings per share, cash, accounts receivable, inventory, total current assets, fixed assets (gross or net), goodwill, intangibles, total long-term assets, accounts payable, total current liabilities, debt, net debt (debt less cash), long-term liabilities, shareholders equity, total shareholder return, operating working capital (accounts receivable plus inventory less accounts payable), working capital (total current assets less total current liabilities), operating cash flow, total cash flow, capital expenditures, share price, market share, shares outstanding, market capitalization, reserve growth, EBITDA growth, finding costs, or number of employees. The Performance Goal established by the Committee may also be based on a return or rates of return using any of the foregoing criteria and including a return or rates of return based on revenue, earnings, capital, invested capital, cash, cash flow, assets, net assets, equity or a combination or ratio therefrom. The criteria selected by the Committee may be used to calculate a ratio or may be used as a cumulative or an absolute measure or as a measure of comparative performance relative to a peer group of companies, an index, budget, prior period, or combination thereof, or other standard selected by the Committee. Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The criteria selected by the Committee shall be calculated in accordance with (i) amounts reflected in the Company’s financial statements or (ii) U.S. generally accepted accounting principles or (iii) any other methodology established by the Committee prior to the “Performance Goal Establishment Date” (as defined below). Performance Goals may be determined by including or excluding, in the Committee’s discretion (as determined prior to the Performance Goal Establishment Date), items that are determined to be extraordinary, unusual in nature, infrequent in occurrence, related to the disposal or acquisition of a segment of a business, or related to a change in accounting principal, in each case, based on applicable accounting rules, or consistent with Company accounting policies and practices in effect on the date the Performance Goal is established. In interpreting Plan provisions applicable to Performance Goals and Performance Share or Performance Unit Awards that are intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code, it is intended that the Plan will conform with the standards of Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e)(2), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Share or Performance Unit Awards made pursuant to the Plan shall be determined by the Committee.

12

(b)      Time of Establishment of Performance Goals. A Performance Goal for a particular Performance Share Award or Performance Unit Award must be established by the Committee prior to the earlier to occur of (a) 90 days after the commencement of the period of service to which the Performance Goal relates or (b) the lapse of 25 percent (25%) of the period of service, and in any event while the outcome is substantially uncertain (such earlier date, the “Performance Goal Establishment Date”).

(c)      Increases Prohibited. None of the Committee or the Board may increase the amount of compensation payable under a Performance Share Award or Performance Unit Award.

(d)      Shareholder Approval. No issuances of Shares or payments of cash will be made pursuant to this Article IX unless the shareholder approval requirements of Department of Treasury Regulation Section 1.162-27(e)(4) are satisfied.

9.3      Award Agreement. Each Performance Share Award or Performance Unit Award shall be evidenced by an Award Agreement that contains any vesting, transferability restrictions and other provisions not inconsistent with the Plan as the Committee may specify.

9.4      Form of Payment Under Performance Unit Award. Payment under a Performance Unit Award shall be made in cash and/or Shares as specified in the Holder’s Award Agreement.

9.5      Time of Payment Under Performance Unit Award. A Holder’s payment under a Performance Unit Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (1) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the Fiscal Year in which the Performance Unit Award payment is no longer subject to a Substantial Risk of Forfeiture or (2) at a time that is permissible under Section 409A.

9.6      Holder’s Rights as Shareholder With Respect to Performance Awards. Unless otherwise set forth in an Award Agreement, each Holder of a Performance Share Award shall have all the rights of a shareholder with respect to the Shares issued to the Holder pursuant to the Award during any period in which such issued Shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such Shares. Each Holder of a Performance Unit Award shall have no rights of a shareholder with respect to any Shares underlying such Performance Unit Award until such date as the underlying Shares are issued.

9.7      Minimum Performance Period. All Performance Share Awards and Performance Unit Awards granted under the Plan shall have a minimum performance period of not less than one year, except that no minimum performance period shall apply to any Performance Share Award or Performance Unit Award made in lieu of salary, cash bonuses or a Director’s annual compensation. The Committee shall not exercise discretion to accelerate vesting of a Performance Share Award or a Performance Unit Award, except in the case of a Holder’s death, Disability, or as otherwise permitted under Section 4.5, or with respect to Awards that are not intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code, except in the case of a Holder’s retirement. The limitations described in this Section 9.7 shall not apply to a Performance Share Award or to a Performance Unit Award, or to the Committee’s exercise of discretion to accelerate vesting of a Performance Share Award or a Performance Unit Award, provided (i) the Award is granted by the Committee (as constituted following the initial public offering (but excluding the Chief Executive Officer)), and (ii) (a) the Shares issuable pursuant to Awards that do not comply with the requirements described in the first sentence of this Section 9.7, or the minimum vesting requirements of Sections 7.4, 8.8 and 10.5, as applicable, and (b) the Shares issued or issuable pursuant to Restricted Share Awards, RSU Awards, Performance Share Awards, Performance Unit Awards, and Other Share-Based Awards with respect to which accelerated vesting at the Board’s discretion has actually occurred other than as a result of the Holder’s death, Disability, retirement or as otherwise permitted under Section 4.7, collectively, do not exceed five percent (5%) of the Shares authorized for grant under the Plan.

ARTICLE X
Other Share-Based Awards

10.1      Authority to Grant Other Share-Based Awards. The Committee may grant to eligible persons other types of equity-based or equity-related Awards not otherwise described by the terms and provisions of the Plan (including, subject to applicable law, the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the issue or transfer of Shares to Holders, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.2      Value of Other Share-Based Award. Each Other Share-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee.

13

10.3      Payment of Other Share-Based Award. Payment, if any, with respect to an Other Share-Based Award shall be made in accordance with the terms of the Award, in cash or Shares or any combination thereof as the Committee determines.

10.4      Termination of Employment. Subject to Section 10.5, the Committee shall determine the extent to which a Holder’s rights with respect to Other Share-Based Awards shall be affected by the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Other Share-Based Awards issued pursuant to the Plan.

10.5      Minimum Vesting Period. Other Share-Based Awards granted under the Plan shall have a minimum vesting period (which may vest in ratable increments or other increments not greater than what would be available if made in ratable increments) of not less than three years, except that no minimum vesting period shall apply to any Other Share-Based Award made in lieu of salary, cash bonuses or a Director’s annual compensation. The Committee shall not exercise discretion to accelerate vesting of an Other Share-Based Award, except in the case of a Holder’s death, Disability, retirement or as otherwise permitted under Section 4.7. The limitations described in this Section 10.5 shall not apply to an Other Share-Based Award, or to the Committee’s exercise of discretion to accelerate vesting of an Other Share-Based Award, provided (i) the Award is granted by the Committee (as constituted following the initial public offering (but excluding the Chief Executive Officer)), and (ii) (a) the Shares issuable pursuant to Awards that do not comply with the requirements described in the first sentence of this Section 10.5, or the minimum vesting requirements of Sections 7.4, 8.8 and 9.7, as applicable, and (b) the Shares issued or issuable pursuant to Restricted Share Awards, RSU Awards, Performance Share Awards, Performance Unit Awards, and Other Share-Based Awards with respect to which accelerated vesting at the Board’s discretion has actually occurred other than as a result of the Holder’s death, Disability, retirement or as otherwise permitted under Section 4.7, collectively, do not exceed five percent (5%) of the Shares authorized for grant under the Plan.

ARTICLE XI
Cash-Based Awards

11.1      Authority to Grant Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Awards of cash under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. To the extent that a Cash-Based Award is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, it shall meet the requirements generally applicable to Performance Share Awards and Performance Unit Awards that are intended to so qualify, as set forth in Section 9.2, including the limit on the maximum amount payable during a Fiscal Year to any Holder in respect of a Performance Unit Award that is not denominated in Shares, which limit shall apply to the Holder’s aggregate Cash-Based Awards and Performance Unit Awards that are not denominated in Shares.

11.2      Value of Cash-Based Award. Each Cash-Based Award shall specify a payment amount or payment range (including manner of calculation or determination) as determined by the Committee.

11.3      Payment of Cash-Based Award. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award, in cash.

11.4      Termination of Employment. The Committee shall determine the extent to which a Holder’s rights with respect to Cash-Based Awards shall be affected by the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Cash-Based Awards issued pursuant to the Plan.

ARTICLE XII
Substitution Awards

Awards may be granted under the Plan from time to time in substitution for share options and other awards held by employees or other service providers of other Entities who are about to become Employees or other service providers of the Company or its Affiliates, or whose employer is about to become an Affiliate as the result of an acquisition, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company or any of its Subsidiaries with another Entity, or the acquisition by the Company or a Subsidiary of substantially all the assets of another Entity, or the acquisition by the Company or a Subsidiary of at least fifty percent (50%) of the issued and outstanding stock, shares or securities of another Entity as the result of which such other Entity will become an Affiliate of the Company. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the Award in substitution for which they are granted.

14

ARTICLE XIII
Administration

13.1      Awards. The Plan shall be administered by the Committee. The members of the Committee shall serve at the discretion of the Board. The Committee shall have full power and authority to administer the Plan and to take all actions that the Plan contemplates or are necessary, appropriate in connection with the administration of the Plan and with respect to Awards granted under the Plan. The Board, or a duly authorized committee thereof, shall administer the Plan with respect to the grant of Awards to Directors.

13.2      Authority of the Committee. The Committee shall have full power to interpret and apply the terms and provisions of the Plan and Awards made under the Plan, and to adopt such rules, regulations and guidelines for implementing the Plan as the Committee may deem necessary or advisable proper in the sole discretion of the Committee, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. All questions of interpretation and application of the Plan, or as to Awards granted under the Plan, shall be subject to the determination, which shall be final and binding, of a majority of the whole Committee. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his own part, including but not limited to the exercise of any power or discretion given to him under the Plan, except those resulting from his own gross negligence or willful misconduct. In carrying out its authority under the Plan, the Committee shall have full and final authority and discretion, including but not limited to the following rights, powers and authorities: to determine the persons to whom and the time or times at which Awards will be made; determine the number and exercise price of Shares covered in each Award subject to the terms and provisions of the Plan; determine the terms, provisions and conditions of each Award, which need not be identical and need not match the default terms set forth in the Plan; accelerate the time at which any outstanding Award will vest; prescribe, amend and rescind rules and regulations relating to administration of the Plan; and make all other determinations and take all other actions deemed necessary, appropriate or advisable for the proper administration of the Plan.

The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award to a Holder in the manner and to the extent the Committee deems necessary or desirable to further the Plan’s objectives. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law and stock exchange rules and the terms and provisions of the Plan, the Committee may delegate its authority as identified in this Section 13.2. The Committee may employ attorneys, consultants, accountants, agents, and other persons, any of whom may be an Employee, and the Committee, the Company, and its officers and Board shall be entitled to rely upon the advice, opinions, or valuations of any such persons.

13.3      Decisions Binding. All determinations and decisions made by the Committee or the Board, as the case may be, pursuant to the provisions of the Plan and all related orders and resolutions of the Committee or the Board, as the case may be, shall be final, conclusive and binding on all persons, including the Company, the Holders and the estates and beneficiaries of Holders.

13.4      No Liability. Under no circumstances shall the Company, the Board or the Committee incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s, the Committee’s or the Board’s roles in connection with the Plan.

ARTICLE XIV
Amendment or Termination of Plan

14.1      Amendment, Modification, Suspension, and Termination. Subject to Section 14.2, the Board may, at any time and from time to time, alter, amend, restate, modify, suspend, or terminate the Plan in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in Section 4.7, the Board shall not directly or indirectly lower the Option Price of a previously granted Option or the grant price of a previously granted SAR; no amendment or modification of the Plan shall be made without shareholder approval if shareholder approval is required by applicable law or stock exchange rules.

14.2      Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no alteration, amendment, restatement, modification, suspension or termination of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Holder holding such Award.

15

ARTICLE XV
Miscellaneous

15.1      Unfunded Plan/No Establishment of a Trust Fund. Holders shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Affiliates may make to aid in meeting obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Holder, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as expressly set forth in the Plan. No property shall be set aside nor shall a trust fund of any kind be established to secure the rights of any Holder under the Plan. The Plan is not intended to be subject to the United States Employee Retirement Income Security Act of 1974, as amended.

15.2      No Employment Obligation. The granting of any Award shall not constitute an employment contract, express or implied, alter any “at will” employment relationship, nor impose upon the Company or any Affiliate any obligation to employ or continue to employ, or utilize the services of, any Holder. The right of the Company or any Affiliate to terminate the Employment of any person shall not be diminished or affected by reason of the fact that an Award has been granted to him, and nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate any Holder’s Employment at any time or for any reason not prohibited by law.

15.3      Tax Withholding. The Company or any Affiliate shall be entitled to deduct from other compensation payable to each Holder any sums required by federal, state, cantonal, local or similar tax law to be withheld with respect to an Award. In the alternative, the Company may require the Holder (or other person validly exercising the Award) to pay such sums for taxes directly to the Company or any Affiliate in cash or by check. In the discretion of the Committee, and with the consent of the Holder, the Company may reduce the number of Shares issued to the Holder upon such Holder’s exercise of an Option to satisfy the tax withholding obligations of the Company or an Affiliate; provided that the Fair Market Value of the Shares not issued shall not exceed the Company’s or the Affiliate’s Minimum Statutory Tax Withholding Obligation. The Committee may, in its discretion, permit a Holder to satisfy any Minimum Statutory Tax Withholding Obligation arising upon the vesting of an Award by issuing to the Holder a reduced number of Shares in the manner specified herein. If permitted by the Committee, at the time of vesting of shares under the Award, the Company shall (a) calculate the amount of the Company’s or an Affiliate’s Minimum Statutory Tax Withholding Obligation on the assumption that all such Shares vested under the Award are to be issued, (b) reduce the number of such Shares actually issued so that the Fair Market Value of the Shares withheld from issuance on the vesting date approximates the Company’s or an Affiliate’s Minimum Statutory Tax Withholding Obligation and (c) in lieu of the Shares withheld from issuance, remit cash to the United States Treasury and/or other applicable governmental authorities, on behalf of the Holder, in the amount of the Minimum Statutory Tax Withholding Obligation. The Company shall withhold from issuance only whole Shares to satisfy its Minimum Statutory Tax Withholding Obligation. Where the Fair Market Value of the Shares withheld from issuance does not equal the amount of the Minimum Statutory Tax Withholding Obligation, the Company shall withhold from issuance Shares with a Fair Market Value slightly less than the amount of the Minimum Statutory Tax Withholding Obligation and the Holder must satisfy the remaining minimum withholding obligation in some other manner permitted under this Section 15.3. The Shares withheld from issuance by the Company shall be authorized but unissued Shares and the Holder’s right, title and interest in the rights to subscribe for such Shares shall terminate. The Company shall have no obligation upon grant, vesting or exercise of any Award or lapse of restrictions on an Award until the Company or an Affiliate has received payment sufficient to cover the Minimum Statutory Tax Withholding Obligation with respect to that grant, vesting, exercise or lapse of restrictions. Neither the Company nor any Affiliate shall be obligated to advise a Holder of the existence of the tax or the amount which it will be required to withhold.

15.4      Gender and Number. If the context requires, words of one gender when used in the Plan shall include the other and words used in the singular or plural shall include the other.

15.5      Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.6      Headings. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and shall not be used in construing the terms and provisions of the Plan.

15.7      Other Compensation Plans. The adoption of the Plan shall not affect any outstanding options, restricted shares or restricted share units, nor shall the Plan preclude the Company from establishing any other forms of incentive compensation arrangements for Employees or Directors.

16

15.8      Other Awards. The grant of an Award shall not confer upon the Holder the right to receive any future or other Awards under the Plan, whether or not Awards may be granted to similarly situated Holders, or the right to receive future Awards upon the same terms or conditions as previously granted.

15.9      Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company or continuing company, whether the existence of such successor is the result of a direct or indirect acquisition, reorganization, reincorporation, redomestication, merger, amalgamation, consolidation, plan or scheme of arrangement, exchange offer, business combination or similar transaction of the Company or the sale, transfer or other disposition of all or substantially all of the Company’s Assets.

15.10      Law Limitations/Governmental Approvals. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required.

15.11      Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

15.12      Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder (or amounts due or owing hereunder), shall relieve the Company of any liability in respect of the failure to issue or sell such Shares (or pay amounts due or owing with respect hereto) as to which such requisite authority shall not have been obtained.

15.13      Fractional Shares. No fractional Shares shall be issued or acquired pursuant to the Plan or any Award. If the application of any provision of the Plan or any Award Agreement would yield a fractional Share, such fractional Share shall be rounded down to the next whole Share.

15.14      Investment Representations. The Committee may require any person receiving Awards or Shares pursuant to an Award under the Plan to represent and warrant in writing that the person is acquiring the Shares for investment and without any present intention to sell or distribute such Shares or such other representatives or warranties as the Committee deems appropriate to ensure compliance with applicable securities laws.

15.15      Persons Residing Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company or any of its Affiliates operates or has Employees, the Committee, in its sole discretion, shall have the power and authority to determine which Affiliates shall be covered by the Plan; determine which persons employed outside the United States are eligible to participate in the Plan; amend or vary the terms and provisions of the Plan and the terms and conditions of any Award granted to persons who reside outside the United States; establish subplans and modify exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable — any subplans and modifications to Plan terms and procedures established under this Section 15.15 by the Committee shall be attached to the Plan document as Appendices; and take any action, before or after an Award is made, that it deems advisable to obtain or comply with any necessary local government regulatory exemptions or approvals. Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other applicable law.

15.16      Arbitration of Disputes. Any controversy arising out of or relating to the Plan or an Award Agreement shall be resolved by arbitration conducted pursuant to the arbitration rules of the American Arbitration Association. The arbitration shall be final and binding on the parties.

15.17      Governing Law. The provisions of the Plan and the rights of all persons claiming thereunder shall be construed, administered and governed under the laws of the State of Texas.

17